UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 21, 2005

The Hartford Financial Services Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Hartford Plaza, Hartford, Connecticut		06115-1900
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	860-547-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2005, the Compensation and Personnel Committee (the "Committee") of the Board of Directors of The Hartford Financial Services Group, Inc. (the "Company") approved modifications to The Hartford 1995 Incentive Stock Plan, The Hartford Incentive Stock Plan and The Hartford 2005 Incentive Stock Plan. These modifications will be effective with respect to all outstanding awards previously granted under such plans and all awards granted in the future. The modifications are intended to eliminate a potential ambiguity relating to the accounting treatment of the Company’s equity-based awards under the Financial Accounting Standards Board’s Statement of Accounting Standards No. 123 (revised 2004), Share-Based Payment, which becomes effective for the Company beginning January 1, 2006.

The modifications provide that, in the event of a Change of Control (all capitalized terms used herein have the meanings provided in the applicable plan unless otherwise indicated), awards under the plans will be settled in the form of shares, unless the Committee, in its sole discretion, provides any of the following either absolutely or subject to the election of the award holder: (A) each Option and Right shall be surrendered or exercised for an immediate lump sum cash amount equal to the excess of the Formula Price over the exercise price; and (B) each Restricted Stock, Restricted Unit and Award of Performance Shares shall be exchanged for an immediate lump sum cash amount equal to the number of outstanding units or shares multiplied by the Formula Price. Previously, in the event of a Change of Control and under certain circumstances, award holders either would have received an automatic cash settlement of their plan awards or would have had the option to elect to receive cash settlement of their plan awards.

Copies of modified versions of The Hartford 1995 Incentive Stock Plan, The Hartford Incentive Stock Plan and The Hartford 2005 Incentive Stock Plan will be provided as exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

December 27, 2005	By:	/s/ Neal S. Wolin

Name: Neal S. Wolin
Title: Executive Vice President and General Counsel